EX 99.1

News Release

CONTACT:	Melinda Cronk	Corporate Affairs
	(201) 296-4021	85 Challenger Road
	mcronk@melloninvestor.com	Ridgefield Park, NJ 07660

FOR IMMEDIATE RELEASE

MELLON ACQUIRES DIRECTADVICE FINANCIAL PLANNING PLATFORM
—Financial planning tool joins Mellon Investor Services’ array of products—

RIDGEFIELD PARK, N.J., January 23, 2003—Mellon Financial Corporation today announced that is has acquired certain assets of DirectAdviceSM, a provider of customized online financial planning and advice services. The DirectAdvice product will be offered through Mellon Investor Services (MIS), a Mellon entity that provides employee benefit products together with shareholder services, securities brokerage and related securities products.

The transaction was an all-cash deal, and additional terms were not disclosed.

“This financial planning service will be a strong new addition to the array of integrated financial services that MIS offers its clients,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “Its platform provides comprehensive, interactive financial decision-making support for all customers.”

“By combining the power of the Internet with financial planning and advice strategies, DirectAdvice has succeeded in developing one of the most innovative, comprehensive and personalized online platforms available,” said Jim Aramanda, MIS president and chief executive officer. “This service integrates many existing employee benefit products MIS and other Mellon businesses offer their clients for their employees. This product, integrated with Mellon’s many other value-added financial services, enhances Mellon’s total product offering.”

DirectAdvice, founded in 1995 and headquartered in Hartford, Conn., designed its broad Web-based financial planning platform to complement a corporation’s existing benefits package by providing access to financial products and services that can help employees manage life events, protect and create wealth, save money, manage their finances and help them achieve a proper work-life balance.

Mellon Investor Services and its wholly owned subsidiaries offer transfer agency services that include global shares; merger and acquisition services; securities brokerage; corporate-sponsored financial planning; stock option and employee stock purchase plan administration; direct purchase and dividend reinvestment plan administration; demutualization services; proxy solicitation and stock watch; odd-lot programs; unclaimed property compliance; information agent services; and consulting services. Additional information about Mellon Investor Services is available at www.melloninvestor.com.

—more—

Mellon to Acquire Certain DirectAdvice Assets
January 23, 2002

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.9 trillion in assets under management, administration or custody, including $581 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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